EXHIBIT 99.(b)

Florida Progress Corporation
Investor News

Anayst Contact:
Mark Myers, Manager, Investor Relations (813) 866-4245



Florida Power Corporation's Crystal River Nuclear Plant Update

ST. PETERSBURG, Florida, November 22, 1996 -- In October, Florida Power Corporation completed repairs to its Crystal River Nuclear plant resulting from an oil pressure problem with its new turbine. Florida Power decided to voluntarily keep the plant down to address several design basis issues and has completed its review of the items necessary to restart the nuclear plant. Last week the Nuclear Regulatory Commission (NRC) staff established a special panel to provide oversight to Florida Power in restarting its nuclear plant. The panel is chaired by Johns Jaudon, Deputy Director of Region II Division of Reactor Safety.

The panel held its first organizational meeting on November 13, and has begun to develop a checklist of all open issues at the Crystal River Nuclear plant. Over the next few weeks, the panel will meet with Florida Power to determine which items must be completed prior to restarting the plant.

Florida Power's current restart plan calls for the nuclear plant to return to service on February 28, 1997. However, establishing this NRC oversight panel could delay Florida Power's expected schedule for restarting the nuclear plant. It is likely to be at least the middle of December before the NRC panel has completed its assessment and Florida Power is able to determine the impact, if any, to its restart schedule.

                 Financial Impact from the Nuclear Plant Outage

As previously reported, nuclear O&M costs will be about $15 million higher than targeted for 1996. And management expects 1997 spending to also be at the higher level. Depending on the corrective action, capital spending in 1997 may increase, but it is not expected to be material to Florida Power's capital budget. From a financial viewpoint, Florida Power does not expect the problems at the nuclear plant to adversely impact its earnings in 1996 or 1997.

On November 15, a research report was issued by Merrill Lynch about Florida Power's nuclear plant. The management of Florida Progress does not agree with Merrill Lynch's conclusion that the problems at the nuclear plant could lead to a change in dividend policy or dividend growth.

                                   -- more --



Florida Progress has always taken a long-term view in setting its dividend policy. When the dividend payout was 93% in 1992, the company didn't take a short-term view of cutting its dividend. Based on the "Street's" expectations for 1996, Florida Progress' dividend payout would be 79% at the end of the year.


                  Update on Management's Corrective Action Plan

During the last few months, several assessments have been conducted on the nuclear plant by Florida Power, NRC staff and outside teams of experienced nuclear industry professionals. Florida Power has developed an action plan to incorporate the recommendations from these assessments.

Schedule 1 provides an update on the accomplishments that have been made to date. While the corrective action plan will remain an ongoing effort, the regional NRC staff have acknowledged Florida Power's progress in the areas of management oversight, regulatory sensitivity and operations' performance. Florida Power's senior management is committed to continuing to improve the performance in each area and intends to improve the overall performance trend of its nuclear plant.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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
                                   Schedule 1
                  Florida Power 's Crystal River Nuclear Plant
                  Update on Management's Corrective Action Plan

Through regular meetings with the NRC staff, Florida Power has reported the following accomplishments in improving plant performance:


Management Oversight

     o   Renewed Florida Power's commitment to nuclear safety.

     o Voluntarily kept the plant down in October in a maintenance outage to correct design basis issues.

     o Senior nuclear management has been candid in critically assessing its problems.

     o Florida Power's president has been actively involved in NRC and INPO meetings -- with a commitment that the problems at the nuclear plant will be corrected.

     o   The independent off-site safety review committee has been revamped.

     o Hired a new quality assessment director and a new manager of quality audits. The quality assessment department is now focused on broader issues.

     o   Created a new nuclear safety assessment team.


Engineering Performance

     o   All key management positions have been changed.

     o   Actively recruiting for a new director of engineering.

     o Hired 8 new engineers on staff and retained an engineering consultant to provide another 20-25 engineers on site for at least the next year.

     o Instituted a rigorous 50.59 review of past modifications to the plant's safety systems.

     o   Improved training for 50.59 review for appropriate plant personnel.

Design Basis Issues

     o Identified eight design basis issues and developed an action plan to correct seven of the issues during the current maintenance outage (Schedule 2.)

     o Sampling past modifications to determine if other design basis issues can be found.

     o Established a program to conduct safety system functional inspections each year beginning in 1997.


Regulatory Sensitivity

     o Changed the accountability and responsibility for licensing actions to line management from the staff licensing group. The plant's licensing staff is now in the role of facilitator with the NRC.

     o Established an enhanced training program for achieving and maintaining regulatory compliance.

     o   Increased and improved the regular communications process with the NRC.


Operating Performance

     o   Key management positions have been changed.

     o Working to improve operations' ability to support other groups through the addition of more resources.

     o Established an enhanced training program that encourages self-disclosure of problems, self-assessments, conservative decision making and the importance of increasing margins of safety.

                                   Schedule 2
                   Florida Power's Crystal River Nuclear Plant
                     Design Margin Improvement Scope of Work


Eight design basis issues have been identified during this maintenance outage. Presently, teams are working on evaluation, resolution and schedule.

1) High Pressure Injection (HPI) Pump recirculation to the Makeup Tank

Description: A scenario has been created in which there is a remote probability that radioactive water could be released from the cooling system into an auxiliary building.

Resolution: FPC is consulting with Framatome Technologies, Inc. to confirm whether the scenario is valid and within the plant design basis.

Schedule: This issue will be resolved prior to the start up from the current outage.

2) HPI System  Modifications

Description: The plant's HPI system currently meets all design and licensing basis functional requirements. However, the configuration is not consistent with designs at other Babcock & Wilcox plants.

Resolution:  Modifications are being considered.

Schedule: Since the HPI system is fully capable of meeting its design function, these modifications are not considered necessary to complete during the current outage. However, FPC is developing the design packages and determining if equipment can be procured in a timeframe to install in the current outage.

3) Low Pressure Injection (LPI) Pump Mission Time

Description: This system supplies water to the cooling system under low pressure conditions. Under certain conditions, it may be necessary to run this pump at a low flow rate for an extended period of time. FPC has performed testing on an identical pump under these conditions.

Resolution: Extended testing of the pump has been completed with successful results.

Schedule:  This issue will be resolved before start up from the current outage.

4) Reactor Building Spray Pump

Description: In order for the plant's circulation system to operate properly, adequate water pressure must be maintained. It has been determined that the safety margin for maintaining water pressure under worst case assumptions could be improved.

Resolution: FPC plans to conduct factory testing and/or modify the pump impeller to improve the margin between required and available net positive suction head
(NPSH).

Schedule:  This issue will be resolved before start up from the current outage.

5) Emergency Feedwater System (EFS) Upgrades and Diesel Generator Load Impact

Description: The plant's EFS involves two pumps sharing a common suction line. Under certain scenarios, it has been determined that the safety margin for both pumps operating was too slim.

Resolution:  Three possible modifications are being considered.

Schedule:  This issue will be resolved before start up from the current outage.

6) Emergency Diesel Generator (EDG) Loading

Description: It has been determined, under a certain scenario, that the load demand for one of the plant's two EDGs could exceed its 3,500 kw rating for 1.5 to 2 seconds.

Resolution: A combination of three efforts is being pursued to increase the load capability of the EDG.

Schedule:  This issue will be resolved before start up from the current outage.

7) Failure Modes and Effects of Loss of DC Power

Description: During the review and testing of the EDG (see # 6), it was determined that it would be prudent to perform extensive analysis on the effects of the loss of DC power at the plant.

Resolution:  FPC plans to perform a DC power Failure Modes and Effects Analysis
(FMEA) which includes evaluations of
system interactions.

Schedule: The FMEA review will be completed to the extent that FPC is satisfied that we have identified any safety significant problems. Such problems will be addressed prior to start up from the current outage.

8) Generic Letter 96-06

Description: This generic letter was issued by the Nuclear Regulatory Commission to all nuclear operators in October 1996. It identifies several issues regarding the effect of post-accident containment heatup on various structures within the reactor building. CR-3 is susceptible to piping overpressurization. In addition, FPC is evaluating water hammer and two-phase heat transfer problems.

Resolution: FPC is installing thermal overpressure protection devices on containment penetrations affected by this overpressurization problem. Actions to address the impact of the other two issues, if any, will be determined after the review is completed.

Schedule: The overpressure protection devices will be installed prior to start up form the current outage. Actions to address the impact of the other two issues, if needed, will be scheduled according to the safety significance of the findings.